Exhibit (h)(35)

Amendment to Fund Participation Agreement

This Amendment to the Participation Agreement (“Agreement”) between DWS Variable Series I (the “Fund”), Deutsche Investment Management Americas Inc. (the “Adviser”), DWS Investment Distributors, Inc. (the “Distributor”), and Farmers New World Life Insurance Company (the “Company”) dated April 14, 2000 is effective this 4th day of February 2013. All Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Fund and the Company desire to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For the purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Fund or its designee shall provide the Company, upon request, with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

3.	The Fund and the Adviser shall be responsible for compliance with Rule 498(e).

4.	The Fund and the Adviser each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

5.	The Fund and the Adviser each agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall use its best efforts to promptly notify the Company of any unexpected interruptions in availability of this web page. The Fund and Adviser each agrees that the web landing page used for hosting Summary Prospectuses will not contain any marketing materials.

6.	The Fund and the Adviser represents and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(I) involving Contract Owner requests for additional Fund documents made directly to the Fund, the Adviser of one of their affiliates. The Fund and the Adviser further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	The Company represents and warrants that it will be responsible for compliance with the provision (498(f)(I) involving requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.	The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

9.	At the Company’s Request, the Adviser and the Fund will provide the Company with URLs to the current Fund and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. The Adviser and the Fund will be responsible for ensuring the integrity of the URLS and for maintaining the Fund and series’ current documents on the website to with such URLs originally navigate.

10.	The Company shall be permitted, but not required, in its sole discretion, to post a copy of the Fund’s Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s website. Notwithstanding the foregoing, the Fund and the Adviser shall be and remain solely responsible for ensuring that the Fund complies with the requirements for hosting these documents under Rule 498.

11.	The Fund and the Adviser represent and warrant that they will use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses.

12.	If the Fund determines that it will end its use of the Summary Prospectuses delivery option, the Fund and the Adviser will use their best efforts to provide the Company with at least 60 days’ advance notice of its intent.

13.	The parties agree that all other provisions of the Participation Agreement including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

14.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give the Adviser and the Fund prompt and sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date of the first above written.

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	/s/ Harris Mortensen
Title:	AVP & Head of Operations
Date:	Feb 3, 2013

DWS VARIABLE SERIES I

By:	/s/ Doug Beck
Title:	Managing Director
Date:	2-14-13

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.

By:	/s/ Michael J. Woods
Title:	Chief Executive Officer
Date:	2-13-13

By:	/s/ Doug Beck
Title:	Director
Date:	2-14-13